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                                  [LETTERHEAD]


December 29, 1999

Michael Siegel
3701  N. 47th Avenue
Hollywood, FL  33021
Tel: (954) 963-6751

Re:  Offer of Employment

Dear Mike:

As we discussed on the telephone December 28, 1999, we are extending to you an offer of employment as Chief Financial Officer of PartsBase.com. If you accept our offer of employment, the following terms and conditions will apply.

Please plan to begin work on January 19, 2000. I will contact you within the next few days to confirm your starting date. Your beginning rate of compensation will be an annual salary of $141,000.00. We will also provide you with a monthly car allowance of $750 to cover the operating and insurance costs of a vehicle of your choice.

Upon commencement of employment we will provide you with a signing bonus of $30,000 to compensate you for a bonus that was to be distributed by your current employer in February 2000. If, on your own accord, you leave the employ of PartsBase.com during the first six months of your employment, you agree to repay this bonus on a pro-rata basis. In addition, PartsBase.com will grant to you an option to purchase 75,000 shares at sixty-five cents per share of our common stock upon commencement of your employment. These options will vest monthly pursuant to a two-year vesting schedule. This vesting schedule will be accelerated to include all unvested options if there is a change in control of PartsBase.com. Change of control is defined as any other single entity other than Robert A. Hammond owning 51% of the outstanding stock. PartsBase.com also agrees that if you are terminated for any reason other than cause, we will pay you a lump sum equal to six months' salary. You will also be eligible for an annual bonus which are awarded at the discretion of the board of directors.

You will be reimbursed for the following out-of-pocket expenses, in accordance with our policies that may be changed from time to time:
     - travel expenses
     - meals
     - postage
     - professional dues
     - cost of job-related seminars
     - cellular phone costs

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We also have a benefits package.  You will be permitted to participate in the following benefits, in accordance with our policies as may change from time to time, and after meeting the applicable eligibility requirements, if any:
     - pension plan
     - health insurance
     - life insurance
     - disability insurance

We agree to pay 100% of the cost for health insurance to cover yourself, your wife and children. We will provide you with a laptop, docking station, monitor and keyboard for your use while in the office, at home and while travelling.

Additionally, you will be entitled to three weeks of paid vacation for each year of employment in accordance with our usual policies.

Your employment will not be for a specific duration or term, and it is understood that your employment is voluntary in nature and is employment-at-will. Therefore, either party may terminate the employment relationship at any time.

Upon acceptance of this offer, please sign and return the attached letter. Please feel free to contact me if you have any questions or need additional information.

We are looking forward to the opportunity of working closely with you in the near future.

Sincerely,

/s/ Robert A. Hammond

Robert Hammond
Chief Executive Officer
PartsBase.com


Accepted By:

/s/ Michael W. Siegel  12/31/99
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Michael W. Siegel